Filed Pursuant to Rule 433
Dated June 13, 2007
Registration No. 333-143307

Free Writing Prospectus Dated June 13, 2007

RAM Holdings Ltd.

This free writing prospectus of RAM Holdings Inc. updates certain disclosures provided in its preliminary prospectus supplement dated June 6, 2007, or the preliminary prospectus supplement. References to “we,” “us” or “our” are used in the manner described in the preliminary prospectus supplement.

               The following table sets forth the final share amounts to be sold by the selling shareholders in the offering described in the preliminary prospectus supplement, excluding shares that may be sold to the underwriters upon exercise of their over-allotment option to purchase additional shares.

		Beneficial Ownership of
	Number of Shares	Selling Shareholders
	Offered In This	After This Offering(1)
Name of Beneficial Owner	Offering	Number	Percentage

Transatlantic Reinsurance Company	1,573,494	1,361,919	5.00%
GSC Group
Greenwich Street Capital Partners II, L.P	1,718,773	1,239,793	4.55%
Greenwich Fund, L.P	58,229	42,001	*
Greenwich Street Employees Fund, L.P	102,598	74,007	*
TRV Executive Fund, L.P	8,481	6,118	*
CIVC Sidecar Fund, L.P	1,188,146	71,737	*

*           Less than 1%.
(1)         Based on 27,238,397 common shares outstanding as of May 31, 2007.

               In addition, on page S-31 of the preliminary prospectus supplement, the caption “(dollars in millions)” was inadvertently included in the table summarizing the estimated changes in the fair value of credit derivatives contracts in our portfolio assuming certain changes in credit spreads and should therefore be disregarded.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or the SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free in the United States 1-800-294-1322.